Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	jill@allencaron.com	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	SurfMedia Communications	dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
jm@surfmedia.com 805-962-3700

PERCUTANEOUS RADIOFREQUENCY ABLATION OF LUNG TUMORS USING RITA MEDICAL SYSTEMS PRODUCTS SHOWN SAFE AND EFFECTIVE IN MULTICENTER PROSPECTIVE CLINICAL TRIAL

Six-Month and One-Year Data Reports 90% Success Rate for Minimally Invasive Radiofrequency Ablation Procedure

MOUNTAIN VIEW, CA, and CHICAGO, IL (December 4, 2003)—RITA Medical Systems, Inc. (Nasdaq: RITA) today announced the presentation of study results in 96 patients treated with radiofrequency ablation (RFA) for malignant lung tumors. Riccardo Lencioni, M.D., Professor of Diagnostic and Interventional Radiology at the University of Pisa in Italy, presented the study results in a paper titled, Percutaneous Radiofrequency Ablation of Pulmonary Malignancies: A Prospective Multicenter Clinical Trial, at the Radiology Society of North America (RSNA) 89th Scientific Assembly and Annual Meeting in Chicago. Early results from the study suggest that CT-guided RFA provides successful local control of tumors with low morbidity and no mortality in patients with pulmonary malignancies.

Dr. Lencioni stated, “The study demonstrates that RFA is a very effective alternate treatment to surgery for patients with unresectable lung tumors. The treatment offers a high success rate for local destruction of the tumors, while not precluding chemotherapy as a complementary treatment for systemic control of the disease. These results are promising for this patient population and we trust that continued follow-up will demonstrate a substantial survival benefit.”

Seven centers participated in the Radiofrequency Ablation of Pulmonary Tumor Response Evaluation (RAPTURE) study designed to demonstrate the viability of RFA as an alternate or complementary treatment for patients with non-small cell lung cancer (NSCLC) or metastases with favorable histotypes. All patients were considered unfit for surgery and had exhausted radiation and chemotherapy alternatives. Early six-month and twelve-month data shows effective local control in both primary and secondary tumors. 90% of patients evaluated showed positive response to the therapy without residual tumor growth during the follow-up.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems commented, “Early results from this large multicenter trial suggest a clear medical need for new treatment options for patients with lung cancer. The increasing application of CT screening for patients with risk factors will lead to a larger number of lung cancer patients worldwide being identified early in the disease state. These are the reasons we have chosen to support the application of RFA to treat primary and metastatic lung tumors. The company remains dedicated to pursuing the application of radiofrequency ablation in this important market.”

Patient enrollment in the RAPTURE trial will be completed by December 31, 2003. Patients will continue to be followed by each study center to determine long-term patient survival benefits. The company will report material events related to the clinical trial as the data becomes available.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the results of prospective studies, the use of the Company’s technology, its expectations regarding doctors’ adoption of the technology, and its expectations regarding the extension of it technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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